Change in Independent Public Accountant

On November 30, 2020, the Trust, by action of the Audit Committee of the Board, approved BBD, LLP (“BBD”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending September 30, 2021. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Fund.

Cohen’s report on the financial statements for the Fund for the fiscal years ended September 30, 2020 and September 30, 2019 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal years and the interim period of October 1, 2020 through November 30, 2020 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended September 30, 2020 and September 30, 2019 and the Interim Period, neither the Fund nor anyone on behalf of the Fund had consulted BBD, LLP on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of BBD does not reflect any disagreements or dissatisfaction by the Fund, the Board, or the Audit Committee with the performance of Cohen.

June 4, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Vericimetry Funds (Vericimetry U.S. Small Cap Value Fund)

File no. 811-22578

Dear Sir or Madam:

We have read Exhibit 99.IND PUB ACCT; Exhibit 13(a)(4) of Form N-CSRS of Vericimetry Funds comprising Vericimetry U.S. Small Cap Value Fund, dated June 4, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.